ITEM 77C
                                    Exhibit 1


                       DREYFUS A BONDS PLUS, INC. (the "Fund")

                 MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


         A Special Meeting of Shareholders of the Dreyfus A Bonds Plus, Inc. was held on June 29, 2006. Out of a total of 24,733,404.613 shares ("Shares") entitled to vote at the meeting, a total of 14,789,310.217 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund's outstanding Shares as follows:


                                               Shares
                   ------------------------------------------------------------
                   ---------------------------- -------------------------------

                             For                          Authority Withheld
                   ---------------------------- -------------------------------
To elect additional Board Members:

Peggy C. Davis*              14,373,051.063               416,259.154
Joseph S. DiMartino          14,467,668.796               321,641.421
David P. Feldman             14,379,039.435               410,270.782
Ehud Houminer*               14,482,838.277               306,471.940
Gloria Messinger*            14,468,382.900               320,927.317
Anne Wexler*                 14,337,372.852               451,937.365

*Each will serve as an Independent Board member of the fund commencing, subject to the discretion of the Board, on or about January 1, 2007.

James F. Henry, Dr. Paul A. Marks and Dr. Martin Peretz continue as Board members of the fund after the shareholder meeting.